Exhibit G

€800,000,000 1.625% Notes due 2025 - Names and Addresses of Underwriters

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

Edificio Encinar

28660, Boadilla del Monte

Madrid

Spain

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London El4 5LB

United Kingdom

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

US$1,060,131,000 3.125% Notes due 2025 - Names and Addresses of Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022